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EXHIBIT 5.1

OPINION OF ROPES & GRAY LLP

July 29, 2004

American Science & Engineering, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 150,000 shares of Common Stock, $.66 2/3 par value (the "Shares") and 150,000 Rights (as defined below), of American Science & Engineering, Inc., a Massachusetts corporation (the "Company").

The Shares are issuable under the Company's 2003 Stock Plan for Non-Employee Directors (the "Plan"). The Rights are issuable pursuant to that certain rights agreement between the Company and American Stock Transfer & Trust Co., as rights agent (the "Rights Agreement") providing, in effect, for the delivery of a right (a "Right") to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock, no par value, of the Company, along with each share of Common Stock issued by the Company pursuant to, among other things, the Plan.

We are familiar with the actions taken by the Company in connection with the adoption of the Plan and the entering into of the Rights Agreement. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the laws of The Commonwealth of Massachusetts, including the applicable provisions of the Constitution of The Commonwealth of Massachusetts and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable; and (ii) the Rights have been duly authorized and, when issued in accordance with the Rights Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

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OPINION OF ROPES & GRAY LLP